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                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (IN THOUSANDS EXCEPT RATIO)

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
                                                              12 MONTHS ENDED
                                              ------------------------------------------------
                                               1997       1996       1995      1994      1993
                                              -------    -------    ------    ------    ------
Income before income taxes..................  104,077     71,240    49,817    36,396    15,696
Dividends and other income received from
  nonconsolidated affiliates................    4,624     10,430     1,432        --        --
                                              -------    -------    ------    ------    ------
          Total.............................  108,701     81,670    51,249    36,396    15,696
               FIXED CHARGES
Interest expense............................   75,076     30,080    20,752     7,669     5,390
Amortization of loan fees...................    1,451        506     1,004        82         5
Interest portion of rentals.................    6,120        424       361       262       188
                                              -------    -------    ------    ------    ------
          Total fixed charges...............   82,647     31,010    22,117     8,013     5,583
Preferred stock dividends
Tax effect of preferred dividends...........        0          0         0         0         0
After tax preferred dividends...............        0          0         0         0         0
                                              -------    -------    ------    ------    ------
Total fixed charges and preferred
  dividends.................................   82,647     31,010    22,117     8,013     5,583
                                              -------    -------    ------    ------    ------
          Total earnings available for
            payment of fixed charges........  191,348    112,680    73,366    44,409    21,279
                                              =======    =======    ======    ======    ======
          Ratio of earnings to fixed
            charges.........................     2.32       3.63      3.32      5.54      3.81
                                              =======    =======    ======    ======    ======
Rental fees and charges.....................   76,500      5,299     4,510     3,273     2,344
          Interest rate.....................       8%         8%        8%        8%        8%
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